Exhibit 3.1
AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS
OF
HEALTHCARE REALTY TRUST INCORPORATED
     The Amended and Restated Bylaws of Healthcare Realty Trust Incorporated are amended as follows:
     1. Article VII, Section 7.1 is hereby amended and restated in its entirety to read as follows:
          “Section 7.1. Certificates For Shares. Shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the Maryland General Corporation Law. Owners of the Corporation’s capital stock shall be recorded in the share transfer records of the Corporation and ownership of such shares shall be evidenced by a certificate or book entry notation in the share transfer records of the Corporation. Any certificates representing shares of the Corporation’s capital stock shall be in such form as the Board of Directors shall prescribe and contain such information as may be required by the Maryland General Corporation Law or any securities exchanges on which any shares of the Corporation may be listed. At the time of issue or transfer of shares without certificates, the Corporation shall send to the registered owner thereof a written statement of the information required on certificates by the Maryland General Corporation Law. ”
     2. Article VII, Section 7.4 is hereby amended and restated in its entirety to read as follows:
          “Section 7.4. Transfer Of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.”

Amended by the Board of Directors of Healthcare Realty Trust Incorporated as of October 23, 2007
/s/ Rita H. Todd
Rita H. Todd, Secretary

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